FANSTEEL INC.


                          EXHIBIT 99.1 - PRESS RELEASE


The Press Release dated July 31, 1996 announcing the purchase of American Sintered Technologies, Inc. is attached hereto.



                                  FANSTEEL INC.

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE

  North Chicago, IL -- July 31, 1996 -- Fansteel Inc. today announced that it has completed an asset purchase of powdered metal component maker American Sintered Technologies, Inc. of Emporium, PA for an undisclosed amount.

  "In support of well-established press and sinter part making processes, powder metallurgy has seen substantial technological improvement over the last decade that has resulted in a stronger part that in many cases may be produced to net shape at considerably lower cost than other metal fabricating technologies," said Fansteel CEO William D. Jarosz. "As a result, the addition of American Sintered Technologies into the Fansteel organization positions us well in our strategy to offer an even wider range of products to the markets we currently serve," continued Jarosz.

  Fansteel is a specialty metals manufacturer of cutting and milling tools, toolholding devices, coal mining tools and accessories, construction tools, wear resistant parts, sand mold castings, investment castings, forgings, and special wire forms.